EXHIBIT 99.1

Federal Trust Corporation Announces

Record Third Quarter Earnings for 2004

Sanford, Florida (PR Newswire) – October 25, 2004 – James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation reported today that the Company earnings for the quarter ending September 30, 2004 achieved another record high. Net earnings were $954,000, up 33% from the $716,000 in earnings for the third quarter of 2003. On a per share basis, third quarter earnings were $.13 per basic and diluted share, compared to $.11 per basic and diluted share for the third quarter of 2003. Year-to-date earnings for 2004 increased $546,000, or 27%, to $2,602,000 in 2004 from $2,056,000 in 2003. For the first nine months of 2004 and 2003, basic earnings per share were $.38 and $.31, respectively and diluted earnings per share were $.37 and $.31, respectively. The increase in earnings for the three quarters of 2004 is attributable to the Company’s continued growth in assets and the improvement in net interest income, which increased $1.8 million, or 22%, while other expenses increased $772,000, or 12%.

At September 30, 2004, Federal Trust’s total assets were $546 million, an increase of $107 million, or 24% from September 30, 2003. Stockholders’ equity at the end of the third quarter of 2004 was $39 million, and the book value per share was $4.90.

President Suskiewich stated, “We are very pleased to announce another record earnings for the quarter ended September 30, 2004.” He went on to say that “the third quarter of 2004 was very exciting and challenging for our Company. We started the quarter with the opening of our new free-standing facility in Deltona, next we concluded a successful stock offering, which raised $10.5 million additional equity for the Company, and finally we withstood the challenges of three major hurricanes crossing Central Florida in a six-week period.” “The hurricanes placed a great strain on our customers and employees in August and September, and I am very proud of the dedication and commitment of our staff, which got us through that difficult period with minimal disruption in our operations,” continued President Suskiewich. “At the same time” he concluded, “we met our growth and earnings targets and finished the quarter with record earnings and considerable improvement from 2003.”

Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At October 22, 2004, the closing price was $9.45 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $540 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach, Deltona, and Orange City, Florida. The Company’s Executive and Administrative Offices are located in Sanford, Florida.

The following information is in thousands except per share data.

	At Quarter End
	Sept. 30, 2004	Sept. 30, 2003	% Change
Total assets	$545,825	$439,244	24%
Investment securities	34,687	38,233	(9)%
Loans	473,086	368,281	28%
Deposits	360,635	302,713	19%
Shareholders’ equity	38,852	26,177	48%
Book value per share	$4.90	$4.01	22%
	Three Months Ended
	Sept. 30, 2004	Sept. 30, 2003	% Change
Interest income	$6,088	$4,981	22%
Interest expense	2,713	2,206	23%
Net interest income	3,375	2,775	22%
Provision for loan losses	150	70	114%
Non-interest income	680	407	67%
Non-interest expenses	2,460	2,057	20%
Provision for income taxes	491	339	45%
Net earnings	954	716	33%
Earnings per share-basic	$.13	$0.11	18%
Earnings per share-fully diluted	$.13	$0.11	18%
Average common shares
Outstanding – basic	7,322	6,591	11%
Average common shares
Outstanding – diluted	7,486	6,770	11%
Return on average assets	.72%	0.66%	9%
Return on average equity	11.52%	10.91%	6%
Net interest margin	2.70%	2.70%	—%

	Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2003	% Change
Interest income	$17,472	$15,490	13%
Interest expense	7,623	7,424	3%
Net interest income	9,849	8,066	22%
Provision for loan losses	850	395	115%
Non-interest income	1,965	1,677	17%
Non-interest expenses	7,075	6,303	12%
Provision for income taxes	1,287	989	30%

Net earnings	2,602	2,056	27%
Earnings per share-basic	$.38	$0.31	23%
Earnings per share-fully diluted	$.37	$0.31	19%
Average common shares
Outstanding - basic	6,797	6,591	3%
Average common shares
Outstanding – diluted	6,959	6,729	3%
Return on average assets	.69%	0.65%	6%
Return on average equity	11.97%	10.70%	12%
Net interest margin	2.79%	2.69%	4%

This Press Release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Federal Trust Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad adversely affect the Company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in market rates and prices adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect businesses in which the company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the company or its businesses, and; 9) decisions to downsize, sell or close units or otherwise change the business mix of the Company. For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at

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For more information, contact:         Marcia Zdanys, Corporate Secretary/Investor Relations, (407) 323-1833

FEDERAL TRUST CORPORATION

312 West First Street, Sanford, Florida 32771